                                                                       EXHIBIT 2


DATED                                    1 June                             1998
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                  HUNTSMAN CONTAINER CORPORATION INTERNATIONAL

                                     - and -

                         HUNTSMAN PACKAGING CORPORATION

                                     - and -

                                POLARCUP LIMITED

                                     - and -

                         HUHTAMAKI HOLDINGS FRANCE SARL








--------------------------------------------------------------------------------

                                    AGREEMENT

                                 - relating to -

           the sale and purchase of the entire issued share capital of
                     Huntsman Container Company Limited and
                      Huntsman Container Company France SA

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                              Lovell White Durrant
                               65 Holborn Viaduct
                                 London EC1A 2DY

                                Ref: A4/JTH/NPLR

                                    CONTENTS

                                                                        PAGE NO
1.      INTERPRETATION.......................................................1
2.      SALE AND PURCHASE OF SHARES AND RIGHTS...............................5
3.      CONSIDERATION........................................................6
4.      COMPLETION...........................................................6
5.      GUARANTEES, INDEMNITIES ETC..........................................9
6.      WARRANTIES...........................................................9
7.      LIMITATION ON CLAIMS................................................10
8.      COMPETITION.........................................................13
9.      GUARANTEE...........................................................15
10.     ANNOUNCEMENTS.......................................................16
11.     INTEREST............................................................16
12.     COSTS...............................................................16
13.     NOTICES ............................................................16
14.     FURTHER ASSURANCE...................................................17
15.     SEVERABILITY........................................................17
16.     ENTIRE AGREEMENT....................................................17
17.     VARIATION...........................................................17
18.     GOVERNING LAW AND JURISDICTION......................................18
19.     AGENT FOR SERVICE...................................................18
20.     GENERAL.............................................................18
SCHEDULE I..................................................................20
        THE VENDOR AND THE SHARES AND RIGHTS................................20
SCHEDULE II.................................................................22
        THE COMPANIES.......................................................22
SCHEDULE III................................................................24
        THE PROPERTIES......................................................24
SCHEDULE IV.................................................................25
        WARRANTIES..........................................................25
SCHEDULE V..................................................................36
        The Completion Accounts.............................................36
SCHEDULE VI.................................................................39
        GUARANTEES AND INDEMNITIES..........................................39
SCHEDULE VII................................................................40
        COMPETITION.........................................................40
SCHEDULE VIII...............................................................42
        HUNTSMAN LOGOS......................................................42

                              SHARE SALE AGREEMENT


THIS AGREEMENT is made the 1st day of June 1998

BETWEEN:

(1) HUNTSMAN CONTAINER CORPORATION INTERNATIONAL, a company organised under the laws of the State of Utah, whose registered office is at 500 Huntsman Way, Salt Lake City, Utah 84108, USA (the "Vendor"); and

(2) HUNTSMAN PACKAGING CORPORATION, a company organised under the laws of the State of Utah, whose registered office is at 500 Huntsman Way, Salt Lake City, Utah 84108, USA (the "Guarantor"); and

(2) POLARCUP LIMITED, a company registered in England and Wales whose registered office is at Rowner Road, Gosport, Hampshire PO13 0PR ("Polarcup" or a "Purchaser"); and

(3) HUHTAMAKI HOLDINGS FRANCE SARL, a company organised under the laws of France, whose registered office is at Route de Roinville, 28700 Auneau ("Huhtamaki France" or a "Purchaser", and together with Polarcup the "Purchasers").

RECITALS:

(A) Huntsman Container Company Limited ("HCCL" or a "Company") is a company registered in England under number 1285089, whose registered office is at 1 Pikelaw Place, West Pimbo, Skelmersdale, Lancashire WN8 9PP, United Kingdom and Huntsman Container Company France SA ("HCCFSA" or a "Company" and, together with HCCL, (the "Companies") a company registered in France under the number (Vannes) B352 841 068, whose registered office is at Zone Industrielle de la Croix Blanche, Guegon, 56120 Josselin, France. Particulars of the Companies are set out in
        Schedule II.

(B) The Vendors have agreed to sell and the Purchasers have agreed to purchase all the Shares on and subject to the terms of this Agreement.


(C) The Guarantor has agreed to guarantee to the Purchasers the performance by the Vendor of certain of its obligations under this Agreement and under the Deed of Tax Covenant.

IT IS AGREED:

1.      INTERPRETATION

1.1 In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them:

"Accounts"                       the audited balance sheet and profit and loss
                                 accounts of each Company as at and for the period ended on 31 December 1997 (including the notes), together with the reports and other documents required by law to be annexed or attached to them;

"Accounts Date"                  31 December 1997;

"Articles of Association"        in relation to HCCL, its articles of
                                 association and in relation to HCCFSA, its statutes;

"Business Day"                   any day (except any Saturday or Sunday) on
                                 which banks in the City of London and Helsinki are open for business;

"Claim" any claim for breach of any of the Warranties or arising under the Deed of Tax Covenant;

"Companies" and "Company"        have the meanings given in Recital (A);

"Competent Authority"            includes any national or supra-national court,
                                 the European Commission and any governmental or local authority or other body exercising powers pursuant to any Act of Parliament of Royal Charter;

"Completion"                     completion of the sale and purchase of the
                                 Shares pursuant to this Agreement in accordance with its terms;

"Completion Accounts"            the audited balance sheet and profit and loss
                                 account of each Company as at and for the period since the Accounts Date to 31 May 1998, in each case as prepared in accordance with clause 3 and Schedule V including all notes, reports statements and other documents annexed to them;

"Completion Cash and Assets"     the aggregate of the Completion Net Assets and
                                 the Free Cash;

"Completion Date"                the date of this Agreement;

"Completion Net Assets"          has the meaning given in paragraph 4 of
                                 Schedule V;

"Contract Rate"                  in the case of any sum in French Francs to be
                                 converted into Pounds Sterling or vice versa, the Sterling/French Franc cross rate published in the Financial Times on 29 May 1998 and for the purposes of clause 7 of this Agreement, the last such rate published in the Financial Times prior to the date on which the Purchasers serve notice of any Claim;

"Deed of Tax Covenant"           the deed of tax covenant to be entered into by
                                 the Vendor and the Purchasers at Completion;

"Descriptive Memorandum"         the information memorandum produced by J P
                                 Morgan relating to the Companies made available to the Purchasers on 8th December 1997;

"Disclosure Letter"              the letter of the same date as this Agreement
                                 from the Vendor to the Purchasers referred to in clause 6 including any document which is stated in that letter to be deemed to be included in or attached to it;

"DTI Grant"                       the grant in an aggregate amount of pound
                                 sterling 274,000 made available to HCCL by the United Kingdom Department of Trade and Industry pursuant to letters dated 13 January 1994 and 25 July 1997;

"Environment"                    air (including, without limitation, air within
                                 buildings and natural or man made structures above or below ground), water and land (and any other meaning given to it under any Environmental Law);

"Environmental Laws"             all laws whether of the United Kingdom or
                                 France relating to pollution or protection of the Environment or human health and safety, including laws relating to emissions, seepages, spillages, discharges, escapes, releases or threatened escapes or releases of pollutants, contaminants, chemicals or toxic or hazardous substances, wastes, materials or noise into the Environment or otherwise relating to the manufacture, processing, distribution, use, keeping, treatment, disposal, deposit, storage, transport or handling of the same;

"Free Cash"                      has the meaning given in paragraph 4 of
                                 Schedule V;

"French Advance Rights"          the right to repayment of the advance of
                                 US$2,000,000 made by Huntsman Chemical
                                 Corporation on behalf of the Vendor to HCCFSA on 29 December 1989 as evidenced by the letter dated 4 April 1991 addressed by Huntsman
                                 Chemical Corporation to HCCFSA of which a copy is annexed to the Disclosure Letter;

"French Properties"              the Properties located in France;

"French Shares"                  the shares in the capital of HCCFSA described
                                 in Schedule II;

"HCCL Schemes"                   the Huntsman Container Company Limited Pension
                                 Scheme and the Huntsman Container Company Ltd.
                                 Retirement Benefit Scheme governed by deeds dated June 1991 (each as amended);

"ICTA 1988"                      the Income and Corporation Taxes Act 1988;

"Intellectual Property"          inventions, patents, trade marks, service
                                 marks, designs (whether registered or
                                 unregistered), copyrights, confidential
                                 information, know-how, business or trade names, trading goodwill and all applications and right to apply for, or for the protection of, any of the foregoing and all similar rights and properties;

"Intellectual Property Rights"   the Intellectual Property which is owned or
                                 used by the Companies;

"J P Morgan"                     J P Morgan Securities Inc. of 60 Victoria
                                 Embankment, London EC4Y 0JB;

"LIBOR" in respect of any currency and any period of time, the mean offered rate in the London interbank market for deposits of the duration most closely corresponding to that period in that currency;

"Properties"                     the properties, brief particulars of which are
                                 set out in Schedule III;

"Purchasers' Auditors"           in respect of HCCL, Coopers & Lybrand of Bull
                                 Wharf Redcliff Street Bristol BS1 6QR, and in respect of HCCFSA, KPMG Audit Immeuble KPMG of
                                 1 Cours Valmy 92923 Paris la Defence Cedex;

"Purchasers' Solicitors"         White & Case of 7-11 Moorgate, London EC2R 6HH;

"Resin Supply Agreement"         the agreement in the agreed terms to be entered
                                 into at or prior to Completion between Huntsman
                                 Chemical Corporation (1) and HCCL(2) relating to the supply of resin by Huntsman Chemical
                                 Corporation to HCCL;

"Shares" the shares in the capital of the Companies described in Schedule II being the entire issued share capital of the Companies;

"Tax"                            has the same meaning as in the Deed of Tax
                                 Covenant;

"TCGA"                           the Taxation of Chargeable Gains Act 1992;

"UK Properties"                  the Properties located in the United Kingdom;

"UK Shares"                      the issued shares in the capital of HCCL as
                                 described in Schedule II;

"Vendor's Auditors"              in respect of HCCL, Messrs Deloitte & Touche of
                                 PO Box 500, 201 Deansgate, Manchester M60 2AT,
                                 United Kingdom and, in respect of HCCFSA, Messrs Deloitte Touche Tohmatsu of 185 Avenue
                                 Charles de Gaulle, 92200 Neuilly-sur-Seine,
                                 France;

"Vendor's Solicitors"            Lovell White Durrant of 65 Holborn Viaduct,
                                 London EC1A 2DY; and

"Warranties"                     the warranties set out in Schedule IV.

     1.2  In this Agreement, unless the context otherwise requires:

        (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

        (b) references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

        (c) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

        (d) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

        (e) references to the one gender include all genders, and references to the singular include the plural and vice versa;

        (f) headings are inserted for convenience only and shall be ignored in construing this Agreement; and

        (g) the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985, as amended by the Companies Act 1989.

1.3     The Recitals and Schedules to this Agreement form part of it.

1.4 Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.      SALE AND PURCHASE OF SHARES AND RIGHTS

2.1 On and subject to the terms of this Agreement, the Vendor shall sell or procure the sale with full title guarantee of all the Shares and the assignment of the French Advance Rights, and the Purchasers shall purchase all the Shares and accept the assignment of the French Advance Rights on and with effect from Completion, in each case free from all rights of pre-emption, charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

2.2 The Vendor waives, and shall procure that any other person holding Shares waives, any rights which may have been conferred on them under the Articles of Association of either Company or otherwise or in any other way to have any of the Shares offered to it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

2.3 The Purchasers shall not be bound to complete its purchase of any of the Shares unless the Vendor completes the sale of all of the Shares simultaneously.

3.      CONSIDERATION

3.1 The total consideration (the "Consideration") payable by the Purchasers for the Shares and the French Advance Rights shall be the sum of pound sterling 20,900,000 which amount shall be paid in full in cash on Completion in accordance with the provisions of clause 4.5 and adjusted after Completion in accordance with the provisions of clause 3.3.

3.2 The provisions of Schedule V shall apply to the drawing up and review of the Completion Accounts and the report by the Purchaser's Auditors on the amount of the Completion Net Assets and the Free Cash.

3.3 If and to the extent that the aggregate of the Completion Net Assets and the Free Cash of both Companies is:

        (a)     less than [pound sterling] 10,637,853:

                (i) the amount of the Consideration shall be reduced by an amount equal to the shortfall in the Completion Net Assets and the Free Cash; and

                (ii) the Vendor shall, within 7 days after the determination of the aggregate Completion Net Assets and the Free Cash of both Companies in accordance with the provisions of
                        Schedule V, repay to the Purchasers on a pound for pound basis by way of reduction of the consideration for the Shares an amount equal to such shortfall in cash;

        (b)     more than [pound sterling] 10,637,853:

                (i) the amount of the Consideration shall be increased by an amount equal to the excess over the Completion Net Assets and the Free Cash; and

                (ii) the relevant Purchasers shall, within 7 days after the determination of the aggregate Completion Net Assets and the Free Cash of both Companies in accordance with the provisions of Schedule V, pay to the Vendor by way of further consideration for the Shares an amount equal to such excess in cash.

3.4 Any monies payable pursuant to Clause 3.3(a) (ii) or Clause 3.3(b)(ii) shall accrue interest at the rate of 1% per annum over LIBOR from time to time, calculated on a daily basis for the period from the day after the Completion Date up to and including the date of actual payment. Such interest shall be paid to the relevant payee together with the principal amount due under Clause 3.3(a)(ii) or Clause 3.3(b)(ii) (as the case may be).

3.5 The consideration shall be apportioned as set out in Schedule I and such apportionment shall be adopted by the Vendor and the Purchasers for all purposes including stamp duty and other Tax.

4.      COMPLETION

4.1 Completion shall take place forthwith on the exchange of this Agreement at the offices of the Vendor's Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties.

4.2     On Completion the Vendor shall cause to be delivered to the Purchasers:

        (a) duly executed transfers of the UK Shares in favour of Polarcup (or as it may direct) together with the share certificates relating to such Shares;

        (b) duly executed Ordres de Mouvement in respect of the French Shares in favour of Huhtamaki France (or as it may direct), together with the Registre des Mouvements de Titres and Comptes d'Actionnaires of HCCFSA;

        (c) A duly executed Acte de Cession de Creance effecting the assignment of the French Advance Rights to Huhtamaki France; and

        (d) such other documents (including any power of attorney) under which any document required to be delivered by it under this clause has been executed.



4.3 On Completion, the Vendor shall further cause to be delivered to the
Purchasers:

        (a) the certificate of incorporation and the common seal (if any) and statutory books of each Company;

        (b) an unqualified letter of resignation from the auditors of each Company complying in all respects with the requirements of applicable legislation, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

        (c) the title deeds to the UK Properties and French Properties together with all deeds, certificates and other documents of title to the assets of the Companies;

        (d) the written resignations duly executed as deeds in the agreed terms of such of the directors and, in the case of HCCL, the Secretary of the Companies and the trustees of the HCCL Schemes as the Purchasers may require;

        (e) irrevocable powers of attorney in the agreed terms executed by the Vendor in respect of all the UK Shares, in favour of Polarcup appointing Polarcup to be its lawful attorney in respect of the UK Shares; and

        (f) certified copy of the minutes of a meeting of the Conseil d'Administration of HCCFSA confirming acceptance of the sale of the French Shares as contemplated herein in accordance with
                Article 8 of the Articles of Association of HCCFSA;

        (g) the Disclosure Letter and the Deed of Tax Covenant duly executed as a deed by the Vendor;

        (h) a copy of a notice from Huntsman Film Products UK Limited to be served at Completion on the Trustees of that one of the HCCL Schemes being the Huntsman Container Company Limited Retirement Benefits Scheme having the effect of terminating Huntsman Film Products UK Limited's participation in that scheme on and from Completion;

        (i) a copy of the Resin Supply Agreement, duly executed by Huntsman Chemical Corporation and HCCL; and

        (j) such other documents as the Purchasers may reasonably require in order to achieve and evidence the transfer of title to the Shares in accordance with the terms hereof and the authority of the Vendor and the Guarantor to enter into the transactions contemplated hereby.

4.4 On Completion or as soon as practicable thereafter, the Vendor and the Purchasers shall cause board and/or members meetings (as appropriate) of each of the Companies to be duly convened and held at which:

        (a) the said transfers of the Shares shall be approved for registration (subject only, in the case of the UK Shares, to their being duly stamped by, and at the cost of, the Purchasers);

        (b) such persons as may be nominated by the Purchasers shall be appointed directors and (in the case of HCCL) secretary of the Companies (within the maximum number, if any, permitted under their respective Articles of Association);

        (c) the resignation of the directors referred to at 4.3(d) above are accepted;

        (d) all existing instructions to the Companies' bankers, bank mandate forms and authorities shall be revoked and shall be replaced with alternative instructions, bank mandates forms and authorities in such form as the Purchasers may require;

        (e) the name of HCCL is changed to "Polarcup Containers Limited" and the name of HCCFSA is changed to "Polarcup Containers SA".

4.5     On Completion the Purchasers shall:

        (a) pay the sum of [pound sterling] 20,900,000 by telegraphic transfer into the account of the Vendor's Solicitors details of which are Lovell White Durrant Client General Account, Barclays Bank Plc, Lombard Street, London Sort Code: 20 00 00 Account No:
                10610984 in full satisfaction of the consideration payable to the Vendor, subject always to clause 3.3; and

        (b) execute the Acte de Cession de Creance referred to in clause 4.2(c) above; and

        (c) deliver to the Vendor a counterpart of the Deed of Tax Covenant and a copy of the authority of the Purchasers to enter into the transactions contemplated hereby.

4.6 The Vendor's Solicitors are hereby irrevocably authorised by the Vendor to receive all amounts expressed to be payable to it pursuant to any provision of this Agreement and the receipt by the Vendor's Solicitors of each such amount shall be an absolute discharge to the Purchasers who shall not be concerned to see to the application of any such amount thereafter.

4.7 If any of the documents or acts required to be delivered, executed or done at Completion pursuant to this clause 4, the Purchasers or the Vendor (as the case may be) my nevertheless elect to proceed with Completion , in which event the Vendor or the Purchasers (as the case may be) shall procure that all relevant documents or acts shall be delivered, executed or done as soon as practicable following Completion.

5.      GUARANTEES, INDEMNITIES ETC

5.1 The Purchasers hereby undertake to use their best endeavours to procure that the Vendor and each of the Vendor's associated companies (to the extent relevant) shall be released as soon as is practicable after Completion from the guarantees, indemnities and other actual or contingent obligations and/or comfort letters given or undertaken by them or any of them in respect of any and all actual or contingent liabilities whatsoever of either Company details of which are set out in
        Schedule VI, and pending such release the Purchasers shall indemnify and keep indemnified each of the Vendor and its associated companies against any liability which it may incur after Completion whatsoever, including all costs, damages and expenses, suffered or incurred by them or any of them in connection therewith.

5.2 The Purchasers shall not be obliged to make any monetary payment for obtaining any release pursuant to clause 5.1 except for the payment of legal costs reasonably incurred in connection with the release by the person giving such release.

5.3 The Vendor undertakes to the Purchasers (for themselves and as trustee for HCCL) to pay to the Purchasers on demand and on a full indemnity basis the whole of the amount of any repayment which is required to be made by HCCL of the DTI Grant as a result of the sale of HCCL Shares contemplated hereby and the Vendor shall indemnify and keep indemnified the Purchasers (for themselves and as trustee for the benefit of HCCL) in respect of costs and expenses arising out of or in connection with any such repayment, Provided that no payment shall be due from the Vendor under this clause 5.3 in respect of:

        (a) any such repayment which becomes necessary as a result of the Purchasers failing to take any prudent or reasonable step in order to secure the consent of the relevant authorities to the sale of the HCCL Shares contemplated hereby; or

        (b) any such repayment which becomes necessary as a result only of any steps or decisions taken by the Purchasers or HCCL in relation to the conduct of the business of HCCL after the Completion Date.

5.4 The Vendor undertakes to Huhtamaki France (for itself and as trustee for HCCFSA) to pay to Huhtamaki France on demand and on a full indemnity basis an amount equal to any losses, liabilities, costs and expenses which Huhtamaki France or HCCFSA may incur arising out of the assignment of the French Advance Rights, Provided that all stamp, registration or transfer duties payable in connection with such assignment, together with all costs and expenses of perfecting the same shall be for the account of Huhtamaki France.

5.5 The Vendor undertakes to Polarcup (for itself and as trustee for HCCL) that, if and to the extent that it fails to provide to Polarcup the copy letter of advice referred to in Clause 8.5, it will pay to HCCL on demand an amount equal to the debts due from Huntsman Film Products UK Limited to the trustees of the relevant HCCL Scheme and Polarcup covenants with the Vendor to remit such amount to such trustees.

6.      WARRANTIES

6.1 The Vendor hereby warrants to the Purchasers the terms of the Warranties except as fairly disclosed by the Disclosure Letter.

6.2 The Purchasers confirm that they have not entered into this Agreement or any document entered into hereunder or referred to herein in reliance upon any representation, warranty or undertaking other than those expressly contained in this Agreement or the Deed of Tax

        Covenant and acknowledge that they have not relied on, and will make no claim in respect of any such representation, warranty or undertaking made or supplied by or on behalf of any Vendor or any other person whatsoever. Without limiting the general nature of the foregoing, the Purchasers confirm that subject to the terms of this Agreement they have not relied on and will make no claim against the Vendor in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of the Vendor.

6.3 Where any statement set out in Schedule IV is expressed to be given or made to the best of the Vendor's knowledge or is qualified by reference to the Vendor's awareness or is qualified in some other manner having substantially the same effect, such statement shall be deemed to include an additional statement that the Vendor has made all reasonable enquiries prior to the date hereof in respect of the subject matter of the relevant statement of David Cromes, James Rafferty, Ron Hewitt, Paul Fox and Gerard Lardiere, and the Vendor shall only be liable in respect of any breach of Warranty on this basis.

6.4 The Vendor agrees with the Purchasers that it shall waive, and it hereby waives, and it shall not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or any officer or employee of the Company (other than any such officer or employee who ceases to hold such office or employment at Completion) for the purpose of assisting the Vendor to give any of the Warranties or to prepare the Disclosure Letter.

6.5 Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

7.      LIMITATION ON CLAIMS

7.1 The Vendor shall have no liability (subject to clause 7.19) in respect of any Claim unless:

        (a) the Purchasers have served on it a written notice of the particulars of the Claim:

                (i) in the case of a Claim relating to Tax before the date being three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by a Competent Authority or, if there is no such period, on or before 31 March 2006; and

                (ii) in any other case, before the second anniversary of the Completion Date; and

        (b) liability for the Claim is accepted by the Vendor in writing or the Purchasers have issued and served proceedings in respect thereof within six months of the date of such written notice.

7.2 The Vendor shall not, subject to clause 7.19 be liable for a Claim arising in respect of a breach of Warranty unless the amount of that
        Claim:

        (a) in respect of an individual Claim or in respect of a series of Claims arising in relation to the same subject matter, exceeds [pound sterling] 25,000; and

        (b) when taken with every other Claim in the aggregate exceeds [pound sterling] 250,000 in which event the Vendor shall be liable for the whole amount of each Claim and not only the excess.

        For the purpose of establishing whether the limitations set out in this clause 7.2 apply, all claims shall be translated into Pounds Sterling at the Contract Rate.

7.3 Subject to Clause 7.19, notwithstanding any other provision of this Agreement or the Deed of Tax Covenant, the total amount of the liability of the Vendor in respect of all Claims arising in respect of a breach of Warranty shall be limited to and in no event exceed [pound sterling] 10,000,000.

7.4 The Vendor shall not be liable in respect of any Claim if and to the extent that the loss occasioned thereby (including any costs of the Purchasers relating thereto) has been recovered under any other Claim.

7.5 The Vendor may require either the Company or the Purchasers to take all such steps or proceedings as the Vendor may consider reasonably necessary in order to mitigate any loss giving rise to any Claim arising in respect of a breach of the Warranties provided always that such steps do not, in the reasonable opinion of the Purchasers, interfere with the operation of the business of the Companies in the ordinary course and the Purchasers undertake to procure that each Company shall so act, subject to the Purchasers and the relevant Company being indemnified to their reasonable satisfaction against all costs and expenses properly incurred by them as a result of so acting. For the purpose of enabling the Vendor to exercise its rights under this clause 7.5, but without prejudice to the Purchaser's right to make a claim against the Vendor under the Warranties, the Purchasers shall:

        (a) as soon as reasonably possible give written notice to the Vendor following any breach or circumstance which gives rise to a Claim coming to the notice of the Purchasers;

        (b) make or procure to be made available to the Vendor or the duly authorised representatives of Vendor, and (if so requested by, and at the cost of, the Vendor) provide copies of, all relevant books of account, records and correspondence of either Company and permit the Vendor and its representatives and advisers to ascertain or extract any relevant information therefrom; and

        (c) not admit any liability or agree any claim which may give rise or has given rise to a Claim without the prior written consent of the Vendor (which shall not be unreasonably withheld or delayed).

7.6 The Vendor shall not be liable in respect of a Claim arising in respect of a breach of the Warranties to the extent of:

        (a)     any amount which is included as a liability; or

        (b) any amount by which the valuation of any asset has been reduced to take account of the subject matter of such Claim,

        in the Accounts or the Completion Accounts. If any Claim is made the Purchasers shall use their reasonable endeavours to procure that the Vendor and its representatives and advisers are given reasonable access to the working papers underlying the Accounts and/or the Completion Accounts for the purposes of ascertaining whether any, and if so what, amount is applicable to the Claim for the purposes of this clause 7.6.

        The Vendor shall have no liability in respect of any Claim arising in respect of a breach of Warranty to the extent that such Claim arises or is increased solely as a result of any act or omission of the Purchasers after Completion and which was not in the ordinary course of business and which the Purchasers actually knew would give rise to or increase such Claim and a reasonable alternative course of action was available to the Purchasers or the relevant Company which could be expected not to have given rise to such Claim or not to have increased the amount of such Claim.

7.7 Save to the extent of fraud or deceit on the part of the Vendor or any of its officers, employees or agents, the Purchasers shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

7.8 The Vendor shall not be liable in respect of any Claim arising in respect of a breach of Warranty in respect of any matters resulting from:

        (a) a change of accounting policy or practice or the length of any accounting period of the Purchasers or either Company introduced after Completion unless introduced to comply with any requirement of law; or

        (b) any material alteration to the terms on which either Company trades with any significant supplier or customer as at the Completion Date.

7.9 The Purchasers shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a Claim arising in respect of a breach of Warranty if or to the extent that such fact, matter or circumstance has been fairly disclosed:

                (i)     in this Agreement; or

                (ii)    by the Disclosure Letter.

7.10 If the Vendor pays to the Purchasers or either Company an amount in respect of any Claim and the Purchasers or that Company (as the case may be) subsequently become entitled to recover from a third party (including any insurer or any Competent Authority) a sum which is referable to that Claim, the Purchasers shall forthwith repay to the Vendor so much of the amount paid by the Vendor as does not exceed the sum actually recovered from the third party less the amount of any reasonable costs and expenses in obtaining that sum and of any Tax for which the Purchasers or any of their subsidiaries may be liable by reason of their receipt for that sum.

7.11 The Vendor shall not be liable to make any payment in respect of any Claim arising in respect of a breach of the Warranties which arises in respect of a contingent liability unless and until such contingent liability becomes an actual liability.

7.12 If the Vendor pays any sum in respect of any Claim the amount of the consideration paid by the Purchasers to the Vendor hereunder for the Shares sold by the Vendor hereunder shall be deemed to be reduced by the amount of any such payment.

7.13 The Vendor shall not be liable in respect of any Claim which arises in respect of any breach of Warranty which is capable of remedy except to the extent that the relevant breach remains unremedied after the expiry of 30 days following receipt by the Vendor of a written notice from the Purchasers giving full particulars of the relevant breach and requiring it to be remedied (any such remedy to be at no cost to the Purchasers).

7.14 Nothing contained in this clause 7 shall limit the Purchasers obligations at common law or the obligation of either Company to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim arising in respect of a breach of the Warranties.

7.15    There is no Clause 7.15 in this Agreement.

7.16 The Purchasers may not assign or purport to assign any part of the benefit of this Agreement, except that they may assign the benefit of the Warranties or the Deed of Tax Covenant to a wholly owned subsidiary of Huhtamaki Oyj (provided that the benefit of any such assignment shall automatically cease and determine upon any such assignee ceasing to be a wholly owned subsidiary of) Huhtamaki Oyj and only insofar as the relevant assignee assumes all relevant subsisting obligations of such Purchaser hereunder.

7.17 If the Purchasers make any Claim or give notice of any Claim to the Vendor and subject to the Purchasers and the Companies being indemnified to their reasonable satisfaction against all costs and expenses which may be incurred by them the Purchasers shall, and shall procure that either Company shall, on a confidential basis solely for the purpose of enabling the Vendor to assess the Claim or potential Claim and without prejudice to the Purchaser's right to make such Claim.

        (a) make available to the Vendor and its representatives or advisers such access to the personnel of the relevant Company and to any relevant records and information as the Vendor or any of them may request in connection with such Claim or potential Claim; and

        (b) use their reasonable endeavours to procure that the auditors (past and present) of the relevant Company make available their audit working papers in respect of audits of the relevant Company's accounts for any relevant accounting period in connection with such Claim or potential claim.

7.18 The Vendor shall not have any liability in respect of a Claim arising in respect of a breach of the Warranties to the extent that the Purchasers or either of the Companies would have been entitled to an indemnity from their insurers had they maintained insurance coverage which was prudent (as to both amount and type of cover) for a company conducting a business of the kind conducted by the Companies.

7.19 The provisions of clauses 7.1, 7.2 and 7.3 shall not apply to any Claim which arises from:

        (a) fraud or deceit on the part of the Vendor or any of its officers, employees, agents or advisers; or

        (b)     the imposition of any statutory fine or penalty.

        The amount of any such Claim shall accordingly be disregarded for the purpose of calculating the amount specified in clause 7.3.

8.      COMPETITION AND OTHER POST COMPLETION OBLIGATIONS

8.1 In consideration of the purchase of the Shares the Vendor undertakes with the Purchasers that the Vendor will, and will procure that every undertaking which is at any time during the periods referred to in Part 2 of Schedule VII a subsidiary undertaking will, comply with the provisions of Schedule VII.

8.2     The Vendor acknowledges that it considers the restrictions contained in
        Schedule VII (each of which shall be construed as a separate undertaking) are reasonable in the interests of both the Vendor and the Purchasers and are necessary for the protection of the goodwill and confidential information of the Companies; but if any such restriction shall be void or voidable but would be valid and enforceable if some part or parts of it were deleted, such restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

8.3 The Companies shall and the Purchasers shall procure that the Companies shall use their best efforts, in accordance with reasonable commercial practice, to cease using the name "Huntsman" and all related logograms set out in Schedule VIII as soon as practicable after the Completion Date and in any event at the latest four months following the Completion Date (the "Transition Period") and shall indemnify the Vendor in respect of any liabilities it may suffer arising from such use of such name or related logograms after the Completion Date. For the avoidance of doubt, this requirement shall not oblige the Companies to write down any stocks as obsolete or replace or modify any plant and machinery during the Transition Period.

8.4.1 With the exception of services provided pursuant to express provisions of this Agreement all services provided by the Vendor and any Huntsman company to the Companies shall cease on Completion and the Companies shall not be obliged to make any payments after Completion in respect thereof save to the extent that payment remains outstanding in respect of services rendered up to Completion.

8.4.2 The Vendor shall use its reasonable endeavours to procure that J. Hallum (the "Consultant") continues to make his services available to HCCL as and when required up until the expiry of the Consultant's consulting agreement with the Vendor on 31 December 1998. Until such time, the Purchaser shall procure that HCCL pays to the Vendor for continued provision of the Consultant the amount of US$ 400 per day worked plus the Consultant's reasonable expenses.

8.4.3 The Purchasers shall use all reasonable endeavours to procure (and shall procure that the Company gives any necessary consent or request) that:

        (a) if within three months after Completion any member of that one of the HCCL Schemes being the Huntsman Container Company Limited Retirement Benefits Scheme who is in employment at Completion with Huntsman Film Products UK Limited requests a transfer payment therefrom to any other arrangement capable of accepting that payment, the transfer payment shall be the greater of:

                (i) the cash equivalent (as defined in and for the purposes of Pension Schemes Act 1993) of that member's accrued rights under the Huntsman Container Company Limited Retirement Benefits Scheme; and

                (ii) an amount equal to the value of that member's accrued rights allowing for future increases in pensionable earnings, calculated on the same actuarial basis as was adopted for the valuation as at 1 November 1995 as a continuing scheme of the Huntsman Container Company Limited Retirement Benefits Scheme (as set out in the report dated 18 March 1997 on that valuation); and

        (b) if the Vendor so elects at any time after Completion, Mr J Rafferty shall be entitled to retire early on immediate pension under that one of the HCCL Schemes being the Huntsman Container Company Limited Retirement Benefits Scheme on the terms disclosed to the Purchasers prior to Completion and that Mr Rafferty's benefits thereunder shall be augmented to such extent as the Vendor shall direct (to a value not exceeding [pound sterling] 113,000 and with benefits being calculated on the basis disclosed for this purpose to the Purchasers prior to Completion).

8.4.4 If and to the extent that Mr Rafferty's benefits are augmented pursuant to clause 8.4.1(b) above, the Purchasers shall procure that the Company shall make any contribution required under the Huntsman Container Company Limited Retirement Benefits Scheme and the Vendor shall forthwith pay to the Purchasers by way of reduction of the consideration under clause 3.1 an amount equal to 70% of the payment made by the Company to the Huntsman Container Company Limited Retirement Benefits Scheme.

8.4.5 The Vendor will procure that the IP/IT services currently made available by Huntsman affiliated companies to the Companies (through work performed by P Blackwell and A Maddock) will continue to be made available for a period of one year following the Completion Date. Such services shall be invoiced at a rate equivalent to that currently paid by the Companies and the obligations of the Vendor in such regard shall be limited to procuring the availability of the relevant personnel for 13 days in each period of three consecutive months. The Purchaser may terminate any or all of these arrangements on one month's notice in writing to the Vendor.

8.5 As soon as practicable following Completion, the Vendor shall provide to Polarcup a copy of written advice from the Scheme Actuary appointed for the purposes of Pensions Act 1995 by the Trustees of that one of the HCCL Schemes being the Huntsman Container Company Limited Retirement Benefits Scheme confirming that at the Completion Date there was no debt due from Huntsman Film Products UK Limited to the Trustees of that scheme under Pensions Act 1995, section 75 or otherwise.


9.      GUARANTEE

9.1 The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the full, due and punctual performance and observation by the Vendor of all the payment obligations of the Vendor under this Agreement and the Deed of Tax Covenant. In the event of any failure by the Vendor to perform or observe such obligations, the Guarantor shall be liable for the obligations of that Vendor arising thereunder as if it were a primary obligor.

9.2     The obligations of the Guarantor under this clause:

        (a) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Vendor or any change in the terms, conditions and undertakings on the part of any Vendor contained in this Agreement or the Deed of Tax Covenant; and

        (b) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission, circumstance whatsoever which but for this provision might operate to release or exonerate the Vendor from all or any part of such obligations or in any way discharged, prejudiced, lessened, affected or impaired the same.

9.3 The Guarantor shall be under no obligation to make payment under this clause 9 unless the same is claimed with the applicable time limit for any corresponding Claim against the Vendor.

10.     ANNOUNCEMENTS

        No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties, or by the Vendor's Representative on behalf of the Vendor (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any statement or disclosure:

        (a) which may be required by law or called for by the requirements of any stock exchange; or

        (b) which involves only a statement of the fact that the transaction has occurred and which is limited to an accurate description of the basic terms of that transaction.

11.     INTEREST

        If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 2% per annum over LIBOR from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment. If any withholding is required by applicable law to be applied to any interest payable under this clause 11, then the sum so payable shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received but for such withholding.

12.     COSTS AND CONFIRMATIONS

12.1 Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

12.2 The Vendor confirms that no professional or other expenses incurred by it in connection with the transactions contemplated by this Agreement will be paid by either Company.

12.3 The Purchasers confirm that, without prejudice to any of their rights under this Agreement, at the date of entering into this Agreement they have no actual knowledge of any breach of the Warranties.

13.     NOTICES

13.1 Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party or posted by registered post or despatched by a recognised courier service, or by facsimile transmission addressed to that party at such address and shall if:

        (a) personally delivered or delivered by recognised courier service (as evidenced by receipt records maintained by such service), be deemed to have been received at the time of delivery; or

        (b) posted to an inland address in the jurisdiction from which it is dispatched, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

        (c) if transmitted by facsimile be deemed to have been received at the time of receipt of the relevant transmission (as evidenced by the appropriate message transmission acknowledgement received by the sender), provided that where, in the case of delivery by hand or by facsimile transmission delivery occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.

13.2 For the purposes of this clause the authorised address of each party shall be the address set out on page 1 of this Agreement or such other address as that party may notify to each of the others in writing from time to time in accordance with the requirements of this clause.

14.     FURTHER ASSURANCE

        The Vendor shall from time to time at its own cost, or on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

15.     SEVERABILITY

        If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction, the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

16.     ENTIRE AGREEMENT

16.1 This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement (and any such document).

16.2    Each of the parties acknowledges and agrees that:

        (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement, the Disclosure Letter, the Deed of Tax Covenant; and

        (b) this clause 14.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

17.     VARIATION

        No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

18.     GOVERNING LAW AND JURISDICTION

18.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

18.2 The courts of England shall have non-exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

19.     AGENT FOR SERVICE

19.1 The parties irrevocably agree that any Service Document may be sufficiently and effectively served on them in connection with proceedings in England and Wales by service on their respective agents, being:-

        (a) in the case of the Vendor and the Guarantor, SISEC Limited of 21 Holborn Viaduct, London EC1A 2DY; and

        (b) in the case of Huhtamaki France, Polarcup Limited at its registered office from time to time.

19.2 Any document addressed to the relevant agent for service shall be deemed to have been duly served if:

        (a)     left at the specified address, when it is left; or

        (b) sent by first class post, two Business Days after the date of posting.

19.3 If any agent referred to in this sub-clause (or any replacement agent appointed pursuant to this sub clause) at any time ceases for any reason to act as such, the relevant party shall appoint a replacement agent to accept service having an address for service in England and Wales and shall notify the other party of the name and address of the replacement agent; failing such appointment and notification, such other party shall be entitled by notice to the relevant party to appoint such a replacement agent on the relevant party's behalf.

        "Service Document" means a writ, summons, order, judgment or other process issued out of Courts of England and Wales.

20.     GENERAL

20.1 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

20.2 No failure to exercise and no delay on the part of any party exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.3 Each of the obligations, warranties, representations, indemnifies and undertakings accepted or given by the Vendor or the Purchaser under this Agreement or any document referred to herein shall continue in full force and effect notwithstanding Completion taking place.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

                                   SCHEDULE I


                      THE VENDOR AND THE SHARES AND RIGHTS

====================================================================================================

          NAME OF TRANSFEROR              Number and Class of                    Allocation of Total
                                           Shares to be Sold                       Consideration
                                                                                   to be Received
----------------------------------------------------------------------------------------------------

Huntsman Container Corporation          4,162,877 ordinary                             92.94%
International                           shares of [pound sterling] 1 each in the
                                        capital of Huntsman Container Company
                                        Limited
----------------------------------------------------------------------------------------------------

J M Huntsman                            2 ordinary shares of [pound sterling]
                                        1 each in the capital of                        N/A
                                        Huntsman Container Company Limited
----------------------------------------------------------------------------------------------------

Huntsman Container Corporation          2,494 ordinary shares of                       7.06%
International                           FRF 100 each in the
                                        capital of Huntsman
                                        Container Company
                                        France SA
                                        - The French Advance
                                        Rights
----------------------------------------------------------------------------------------------------

Huntsman International Corporation      1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
----------------------------------------------------------------------------------------------------

Huntsman Container Company Limited      1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
----------------------------------------------------------------------------------------------------

Richard P Durham                        1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
----------------------------------------------------------------------------------------------------

David R Cromes                          1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
====================================================================================================

==================================================================================================

Gerard Lardiere                         1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
--------------------------------------------------------------------------------------------------

Ilsing Luyten                           1 ordinary share of FRF                         N/A
                                        100 in the capital of
                                        Huntsman Container
                                        Company France SA
==================================================================================================

                                   SCHEDULE II

                                  THE COMPANIES

1.      HUNTSMAN CONTAINER COMPANY LIMITED

        Company Number:                       1285089

        Date of Incorporation:                4.11.76

        Registered Office:                    1 Pikelaw Place, West Pimbo, Skelmersdale,
                                              Lancashire WN8
                                              9PP

        Accounting Reference Date:            31 December

        Secretary:                            James Francis Rafferty

        Directors:                            David Ray Cromes
                                              Richard P Durham
                                              James Francis Rafferty
                                              Ronald Kenneth Hewitt
                                              Paul Jonathan Fox

        Authorised share capital:             [pound sterling] 6,000,000 divided into
                                              6,000,000 shares of [pound sterling]

        Issued share capital:                 4, 162,879

        Members:                              Huntsman Container Corporation
                                              International (4,162,877 shares)
                                              J M Huntsman (2 shares)

        Subsidiaries:                         None


2.      HUNTSMAN CONTAINER COMPANY FRANCE SA

        Company number:                       (Vannes) B 352 841 068 (89 B 442)

        Date of Incorporation:                30.12.89

        Registered Office:                    Zone Industrielle de la Croix Blanche,
                                              Guegon 56120 Josselin

        Accounting Reference Date:            31 December

        Directors:                            David Ray Cromes
                                              Gerard Pierre Lardiere
                                              Ilsing Luyten
                                              Huntsman Container Corporation International
                                              (represented by Richard P. Durham)

        Issued Share Capital:                 250,000F divided into 2,500 shares of 100F

        Members:                              Huntsman Container Corporation
                                              International (2,494 shares)
                                              Huntsman International Corporation (1 share)
                                              Huntsman Container Company Limited (1 share)
                                              Richard P Durham (1 share)
                                              David R Cromes (1 share)
                                              Gerard Lardiere (1 share)
                                              Ilsing Luyten (1 share)

        Subsidiaries:                         None

                                  SCHEDULE III


                                 THE PROPERTIES


                               FREEHOLD PROPERTIES


============================================================================

                    ADDRESS                      Title number and class of
                                                           title
----------------------------------------------------------------------------
Guegon Plant                                     Cadastral Number
Commune de Guegon                                Guegon 20148
Zone Industrielle de la Croix Blanche
Guegon, France

Guegon Plant                                     Cadastral Number Section
Commune de Josselin                              AC
1 Rue des Forges
============================================================================



                              LEASEHOLD PROPERTIES


============================================================================

                    ADDRESS                      Title number and class of
                                                           title
----------------------------------------------------------------------------
Pikelaw Place, Lancashire                        LA 648873

Glebe Road, Skelmersdale, Lancashire             LA 450991
                                                 LA 362027
                                                 LA 521355

3rd Floor Beacon House                           unregistered leasehold
Pyrford Road
West Byfleet, Surrey
============================================================================

                                   SCHEDULE IV

                                   WARRANTIES

In this Schedule:
"Encumbrance" includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement.

A.      THE ACCOUNTS

A.1 The copy of the Accounts annexed to the Disclosure Letter is a true and complete copy. The Accounts:

        (a) give a true and fair view of the financial position and state of affairs of each Company at the Accounts Date and of its profit or loss for the period to which they relate;

        (b) have been prepared in accordance with accounting principles, standards and practices generally accepted in the jurisdiction of incorporation of the relevant Company at the Accounts Date and with applicable Companies legislation and other applicable statutes;

        (c) have been prepared, unless otherwise expressly stated therein, under the historical cost convention and on a basis consistent with the basis applied in the corresponding accounts for the immediately preceding three financial years.

A.2 Save as set out in the Disclosure Letter, the profits of each Company for the year ended on the Accounts Date as shown by the Accounts have not been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure or by transactions entered into otherwise than on normal commercial terms.

A.3 Save as set out in the Disclosure Letter, the audited profit and loss account of the Companies for each of the three consecutive financial years ended on the Accounts Date and their audited balance sheets as at the end of each of those years respectively give a true and fair view of its results for the year and of its financial position at the end of the year; and none of those results or financial positions were affected by any extraordinary item or by any transaction entered into otherwise than on terms appropriate to a bargain made at arm's length.

B.      BUSINESS SINCE THE ACCOUNTS DATE

B.1     Since the Accounts Date:

        (a) the Companies have carried on their respective businesses prudently and in the ordinary course and so as to maintain the same as going concerns and without any material interruption or alteration in the nature, scope or manner of such businesses and have not suffered any material adverse change in their financial position taken as a whole;

        (b) there has been no material change in the manner or time of payment of creditors, or the issue of invoices or collection of debts, or policy of reserving for debtors or in the amount of stock bought or agreed to be bought or in stock;

        (c) neither Company has entered into, or agreed to enter into, any commitments involving capital expenditure exceeding [pound sterling] 50,000 or the local currency equivalent thereof in the aggregate;

        (d) neither Company has borrowed or lent or agreed to borrow or lend any money and no share or loan capital has been issued or agreed to be issued by either Company and no loan or loan capital or preference capital of either Company has been repaid in whole or part or has become liable to be repaid;

        (e) no resolution of the members of either Company has been passed, save for those representing the ordinary business of an annual general meeting, and no dividend or other distribution has been declared, made or paid by either Company;

        (f) save as set out in the Disclosure Letter, no substantial supplier to or customer of either Company (being a supplier or customer accounting for more than 5% of the Companies' aggregate purchases or sales (as the case may be)) has ceased or substantially reduced its trade or has materially altered the terms on which it trades with either Company or, so far as the Vendor is aware, is reasonably likely to cease to trade or substantially reduce its trade or materially alter the terms on which it trades with either Company whether as a result of the sale of the Shares or otherwise.

C.      SHARE CAPITAL AND CONSTITUTION

C.1 The statutory books of the Companies contain complete and accurate records of their members and all issues and transfers of shares in the capital of the Companies have been registered in accordance with the Articles of Association of the relevant Company from time to time in force.

C.2 Each Company has complied in all material respects with the provisions of Companies legislation applicable to it and is not liable to pay any fines thereunder and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of either Company to any authority have been properly made and delivered.

C.3 The copy of the Articles of Association and (in the case of HCCL) the Memorandum of Association annexed to the Disclosure Letter is up to date, true and complete.

C.4 The Shares constitute all the shares in issue in the capital of the Companies and are beneficially owned by the Vendor. There is no outstanding option or right to acquire any share in the capital of either Company.

C.5     No elective resolution of HCCL remains in force.

D.      SUBSIDIARY UNDERTAKINGS AND RELATED OPERATIONS

D.1 Neither Company is the holder or beneficial owner of any shares or securities of any other person and neither Company has agreed to acquire any such shares or securities.

D.2 Neither Company is or has agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association and has no branch, agency, place of business or establishment outside its jurisdiction of incorporation.

D.3 No order has been made, resolution passed or petition presented for the purpose of winding up either Company or for the appointment of any provisional liquidator or for any administration order to be made in relation to either Company and no other proceedings under any applicable bankruptcy or insolvency legislation have been commenced in respect of either Company. No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property of either Company.

D.4 There are no circumstances which are known, or would on reasonable enquiry be known, to the Vendor and which would entitle any person to present a petition for the winding up or administration of either Company or to appoint a receiver of the whole or any part of its undertaking or assets.

D.5 HCCL is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

D.6 No event analogous to any of the matters set out in this paragraph D has occurred outside England and Wales.

E.      ASSETS

E.1 Save for assets held subject to retention of title or similar arrangements (details of which are set out in the Disclosure Letter), leased assets and assets hired or rented on hire purchase (details of which are set out in the Disclosure Letter) each Company is the absolute owner of and is in actual possession of the material assets used in the course of its business. Save as set out in the Disclosure Letter, no person has the right to call for any payment in respect of any of those assets and neither Company has created or agreed to create any Encumbrance over any part of its undertaking or assets (other than Encumbrances arising by the operation of law).

E.2 The Companies' stock complies with all applicable laws and regulations, is in a condition rendering it capable of being sold by the Companies in the ordinary course of their business.

E.3 Save for the current assets disposed of in the ordinary course of trading, the assets included in the Accounts and any assets required or agreed to be acquired since the Accounts Date together with the Properties and the Intellectual Property comprise all the assets, property and rights which the Companies own or which they use for the purpose of carrying on their businesses.

E.4 Save as set out in the Disclosure Letter, all buildings, plant, machinery, equipment and vehicles owned or used by the Companies comply with all applicable laws and regulations.

E.5 Save for matters which are the subject of any provision or reserve in the Accounts or are described in the Disclosure Letter, the Vendor is not aware of any circumstances which render it unlikely that any debt owed to either company in an amount exceeding [pound sterling] 50,000 will not be recoverable in the ordinary course of that company's business.

F.      PROPERTIES

F.1 The Properties comprise all of the land and premises owned, occupied or otherwise used by the Companies for the purpose of their business. The particulars of the Properties listed in Schedule III are true and correct.

F.2 Neither Company has entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

F.3 The Properties are not subject to any outgoings other than local taxes payable by business entities generally in the area in which each property is located, water rates and insurance premiums and also in the case of leasehold properties, rent and service charges and neither Company is in arrears with any such outgoings.

F.4 So far as the Vendor is aware, all agreements, covenants, restrictions or other matters to which the Properties are subject have been complied with and neither Company has received any claims or notices of disputes or orders or notices affecting the Properties.

F.5 So far as the Vendor is aware, the present use of each of the Properties and all development carried out on them complies with all relevant planning legislation applicable thereto.

F.6 So far as the Vendor is aware, compliance has been made in all material respects with all applicable statutory and bye-law requirements with respect to the Properties.

F.7 The Properties are served by all means of access, services and other facilities necessary for their current use.

F.8 So far as the Vendor is aware, there are no proposed schemes or orders affecting any road or highway giving access to the Properties.

G.      INSURANCE

G.1 All current insurance policies relating to the assets and business of the Companies have been disclosed to the Purchasers and are adequately summarised in or otherwise disclosed by the Disclosure Letter. All premiums due in respect of such policies have been paid.

G.2 There are no presently existing circumstances which could reasonably be expected to lead to any liability under such insurance being avoided by the relevant insurers by virtue of any act or omission of either Company or which might invalidate or affect the renewal of any of the policies and there is no claim outstanding under any such policy and, so far as the Vendor is aware, there are no circumstances likely to give rise to such a claim.

H.      COMMERCIAL AGREEMENTS AND ARRANGEMENTS

H.1     There are attached to the Disclosure Letter:

        (a) all contracts, commitments and obligations of either Company now outstanding or which will become capable of giving rise to a contract by an order or acceptance by another party or parties whether for the purchase of stock, ingredients or materials or otherwise howsoever and which will either continue to be binding upon the relevant Company for more than three months after the Completion Date, or involve either aggregate expenditure or aggregate revenues to either Company in excess of [pound sterling] 50,000 or FRF 500,000, as the case may be, in any twelve month period;

        (b) the terms of all agency, distribution or licence agreements or arrangements to which either Company is a party and which are material to the business of the Companies as a whole;

        (c) full details of all discounts, overriders, rebates, allowances and other special terms or similar arrangements which are material to the business of the Companies as a whole and offered or granted to either Company by any supplier making supplies of an aggregate annual value of at least ten per cent of the annual turnover of either Company within a twelve month period; and

        (d) full details of all agreements and arrangements for the importing of goods, materials or ingredients from outside the European Union together with full details of arrangements with overseas distributors, agents and commission houses for such importing.

H.2 There are no outstanding liabilities or commitments of either Company arising from any arrangements for the disposal of any shares, property or other assets (other than in the ordinary course of business) previously owned or occupied by the Company.

H.3 Neither Company has given any covenants limiting or excluding its right to do business and/or compete in any area or field (whether limited by reference to a geographical area or type of business) with any other person.

H.4 So far as the Vendor is aware neither HCCL nor HCCFSA nor any other party to any agreement or arrangement with either Company which is material in the context of its business is in default to any material extent thereunder such that the relevant agreement or agreements could be immediately terminated without notice in advance of its stated term.

H.5 There have been disclosed to the Purchasers all powers of attorney given by either Company and no person is entitled or authorised (whether as agent or otherwise) to bind or commit either Company to any obligations outside the ordinary course of its business.

H.6 Save as set out in the Disclosure Letter, neither Company is a party to any contract involving revenue or expenditure of that Company in excess of [pound sterling] 50,000 which:

        (a) requires either Company to pay a commission, finders' fee or royalty; or

        (b) is dependant on any guarantee, covenant or security provided by any other person.

H.7 Save as set out in the Disclosure Letter, neither company is a party to any contract or arrangement under which any person has the exclusive right to supply any description of goods or services to it of, as its agent or distributor, to supply any description of goods or services within any geographical area.

I.      INTELLECTUAL PROPERTY RIGHTS

I.1 So far as the Vendor is aware, there is no subsisting infringement of any of the Intellectual Property Rights by any third party and, so far as the Vendor is aware, no claims concerning such infringement have been made or considered by either Company within six years before the date of this Agreement.

I.2 Neither Company is the registered owner of any Intellectual Property Rights or is the applicant for the registration of any Intellectual Property Rights.

I.3 So far as the Vendor is aware, the use of the Intellectual Property Rights by the Companies does not infringe the rights of any third party.

I.4 Neither Company has granted licences of any of the Intellectual Property Rights to any Person.

J.      COMPLIANCE, LITIGATION AND ENVIRONMENT

J.1 So far as the Vendor is aware, each Company has conducted its businesses in all material respects in accordance with all applicable laws and regulations of the relevant jurisdiction, there is no order, decree or judgment of any Court or any governmental agency outstanding against either Company and each company is in possession of all licences, permits or authorization necessary for the conduct of its business as presently conducted. This Warranty shall not extend or apply to any of the Properties or to any matters which do not have a material adverse effect upon the business of the Companies taken as a whole.

J.2 Save as plaintiff in proceedings for the collection of debts (not exceeding [pound sterling] 50,000 in the aggregate) arising in the ordinary course of its business, neither Company is engaged in any litigation or arbitration proceedings. There are no litigation or arbitration proceedings pending or, so far as the Vendor is aware, threatened by or against either Company and no injunction has been granted against either Company and neither Company has given any undertaking to any court or to any third party arising out of any legal proceedings.

J.3 Neither HCCL nor HCCFSA nor any agreement, arrangement or practice to which either is a party, has been the subject of any investigation or inquiry by any governmental, administrative or regulatory body of which the relevant Company has been notified.

J.4 Save as set out in the Disclosure Letter, the Vendor is aware of no breaches of or liabilities caused or permitted to arise under any Environmental Laws and the Vendor is aware of no matters which are likely to give rise to any claims, actions, costs, proceedings, expenses, demands or obligations concerning contamination or decontamination or other remediation of the Properties or land adjoining or in the vicinity of the Properties or concerning employee or third party exposure to any material, substance, product, waste, air or noise emission, hazard or contamination.

J.5 There are annexed to the Disclosure Letter accurate and complete copies of any environmental audit reports relating to the Properties and copies of all sampling and test results obtained from all environmental and/or health samples and tests taken at and around the Properties, including any obtained or taken in anticipation or as part of the transactions contemplated by this Agreement.

J.6 There are no consents which are necessary for either Company to have under any of the Environmental Laws for the purpose of carrying on its business.

K.      EMPLOYEES

K.1 Save as set out in the Disclosure Letter, the basis of the remuneration payable to officers and employees of the Companies at the date hereof is the same as that in force at the Accounts Date and neither Company is under any contractual or other obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of its officers or employees at any future date.

K.2 Save as set out in the Disclosure Letter, there are no employees of either Company employed under contracts which cannot be terminated on three months' notice or less without payment of compensation (other than the statutory rights to payments of compensation).

K.3 Complete and accurate particulars of the details (name, age, length of service, remuneration) and terms of the contracts of service of all officers and employees of the Companies have been disclosed in writing to the Purchasers.

K.4 Neither Company is engaged or involved in any dispute arising out of, affected by or otherwise relating to the provisions of any employment legislation, and neither Company has received notice of any circumstances which could reasonably be expected to give rise to any such dispute.

K.5 There has not during the past two years been any actual or threatened strike, work stoppage, work to rule, lock out or overtime ban which has materially disrupted the Companies' business and save as described in the Disclosure Letter neither Company is a party to any collective bargaining or procedural or other agreement with any trade union or similar associates.

K.6 No present employee of either Company, or other individuals whose services are provided for the Company, has given or received notice of termination of his employment or engagement and no former employee of either Company has the right under any legislation to be re-instated or reengaged and remuneration and benefits which the Companies were contractually obliged to provide to their employees on or prior to the Completion Date have been duly paid or provided.

L.      PENSIONS

L.1 Apart from under the HCCL Schemes HCCL has no obligation (whether legally enforceable or not) to provide or contribute to the provision of any relevant benefit (as defined in ICTA 1988, s 612, but without the exception of benefits payable solely by reason of accident) or like benefit for or in respect of any of the employees or officers or former employees or officers of HCCL nor has any proposal been announced to establish or contribute to any arrangement providing such benefits.

L.2 Complete and accurate particulars of the HCCL Schemes have been disclosed to the Purchasers, including (without limitation) true and complete copies or particulars of the following:

        (a) all trust deeds and rules relating to the HCCL Schemes containing provisions applicable to its employees or the benefits payable to or in respect of any of them;

        (b)     all explanatory booklets and announcements currently in force;

        (c) any benefit improvement or other amendment which at the date of this agreement is either treated as in force or is proposed or under consideration but is not incorporated by the HCCL Schemes;

        (d) the latest actuarial valuation reports and trustees' annual reports (including the audited accounts of the HCCL Schemes);

        (e) a list of those of the employees and officers of HCCL and former employees and officers who are members of or have any rights to benefits under the HCCL. Schemes together with sufficient data to enable an actuarial assessment thereof.

L.3 No discretion or power has been exercised in the last three years by the trustees or the Company under either HCCL Scheme in respect of any of the employees, former employees or officers or former officers of HCCL.

L.4 All amounts due to the trustees of the HCCL Schemes from HCCL have been paid.

L.5 The HCCL Schemes are approved as exempt approved schemes (within the meaning of Chapter I of Part XIV of ICTA 1988) and there is in force a contracting-out certificate issued under section 9(2B) of the Pension Schemes Act 1993 in relation to HCCL in respect of that one of the HCCL Schemes being the Huntsman Container Company Limited Pension Scheme and the Vendor is not aware that any act has been done or omitted to be done which will or may result in either HCCL Scheme ceasing to be an exempt approved scheme or in any contracting-out certificate being cancelled, surrendered or varied.

L.6 There are no material actions, claims or suits (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrators of the HCCL Schemes or against HCCL in respect of any act, event or omission or other matter arising out of or in connection with the HCCL Schemes and the Vendor is not aware of any circumstance which could reasonably be expected to give rise to such a claim.

L.7 No dispute under the internal disputes resolution procedures of the trustees of the HCCL Schemes remains unresolved.

        The Company has not granted any ex gratia pension or other like payment to any of its past or present officers, employees, consultants or their dependants.

L.8 The Company and, so far as the Vendor is aware, the trustees of each of the HCCL Schemes have complied with all requirements of the Pensions Act 1995.

L.9 So far as the Vendor is aware, the HCCL Schemes have been administered in accordance with the Pension Schemes Act 1993 and with all other applicable legislation, regulations and rules of law.

L.10 All benefits under the HCCL Schemes payable on death before normal retirement age are fully insured with a reputable insurance company at the rates normally applied by that insurance company to those in good health; and there has been no act or omission by the Company or the trustees of the HCCL Schemes which would give grounds to such insurance company legitimately to refuse any claim made under such insurance.

L.11 The trustees of the HCCL Schemes are not treated as carrying on investment business under the terms of section 191 of the Financial Services Act 1986 ("FSA").

L.12 No civil or criminal penalties have been imposed on the Trustees or the Company in relation to the HCCL Schemes and the Vendor is not aware of any act, omission or circumstance which would or might give rise to the imposition of such penalties.

L.13 Lists of the investments held by the trustees of the HCCL Schemes are contained in or attached to the Disclosure Letter.

L.14 No payment out of the resources of the HCCL Schemes has been made to the Company or to any other employer participating in the HCCL Schemes.

L.15 All amendments to the HCCL Schemes on or after 6 April 1997 have complied with the requirements of section 67 of the Pensions Act 1995 and where applicable, of section 37 of the Pension Schemes Act 1993 and any relevant actuarial certificates are attached to the Disclosure Letter.

M.      TAX

M.1 All necessary information, notices, computations and returns which ought to have been made have been submitted by each Company within the relevant time limits to any relevant Tax or excise authorities, and all information, notices, computations and returns to be submitted are true and accurate in all material respects and are not the subject of any material dispute with such authorities.

M.2 All Tax for which either Company is liable to account has been duly paid (insofar as such Tax ought to have been paid).

M.3     INTERPRETATION

        In this Part:

        "ICTA 1988" means the Income and Corporation Taxes Act 1988;

        "TCGA 1992" means the Taxation of Chargeable Gains Act 1992;

        "VATA 1994" means the Value Added Tax Act 1994;

        "Base Cost" means, in relation to any asset, the amount which (disregarding any indexation allowance pursuant to section 53 of TCGA
        1992) would be available as a deduction under any Legislation relating to chargeable gains in computing the amount of any chargeable gain arising on a disposal of that asset; and

        any expression or word which is defined in or to which a meaning is assigned for the purpose of ICTA 1988 or TCGA 1992 has the same meaning.

M.4     CLOSE COMPANY

        "HCCL":

        (a) has not made any transfers of value within Section 94 of the Inheritance Tax Act 1984;

        (b) is not, and never has been, a close investment holding company as defined in Section 13A ICTA 1988; and

        (c) has not incurred any expense which is treated as a distribution under Section 418 ICTA 1988, or done anything which gives rise to any change to tax under Section 419 ICTA 1988.

M.5     VALUE ADDED TAX

        (a)     Each Company:

                (i) is registered as a taxable person for the purpose of value added tax;

                (ii) has maintained and obtained full, complete, correct and up-to-date records, invoices and other documents appropriate or requisite for that purpose; and

                (iii) has fully complied with all provisions of any Legislation relating to value added tax and all directions and conditions made or imposed pursuant to any of those provisions.

M.6     STAMP DUTY

        All instruments executed by the Company under which it seeks to enforce rights have been properly stamped.

M.7     OVERSEAS

        The Company has not traded or carried on any activity or owns any asset outside the United Kingdom or France.


N.      FINANCIAL ARRANGEMENTS

N.1 Neither Company has any liability (present or future or ascertained or contingent) in respect of any guarantee, indemnity, bond or similar obligation created or given or agreed to be created or given by it or in respect of any claim against it by the Vendor or any of its subsidiary undertakings.

N.2     Since the Accounting Date neither Company has:

        (a) borrowed any money except from bankers in the ordinary course of its trading;

        (b) lent any money (including loans to employees) which has not been repaid in full; or

        (c) factored any of its debts or engaged in any financing arrangement of a kind (including those of the kind not required to be shown in audited accounts).

N.3 Save for the DTI Grant, neither Company is in receipt of any grant made available by any public body which would become capable of repayment (whether in whole or in part) as a result of the transfer of the Shares contemplated hereby.

O.      THE BUSINESS

O.1 The Companies have not received any notification or any indication that they may require, in order to carry on their business or to use any information, process or computer programme or sales or promotional materials or any other item or required to be used for the purpose of their business:

        (a) any consent of any governmental or other authority or of any other person; or

        (b) any proprietary right or interest except those to which it is entitled by virtue of its own Intellectual Property,

        nor, so far as the Vendor is aware is any such consent or right required for any such purpose.

O.2 All computer software required for the business of the Companies is in the possession of the Companies and has been properly maintained and updated, and its performance is adequate for the purposes of the business of the Companies.

O.3 So far as the Vendor is aware, neither Company has manufactured, sold or supplied any product in the course of its business which does not in all material respects comply with all applicable laws, regulations and statutory standards, or which is dangerous or materially defective or is not in accordance in all material respects with any representation or warranty given or implied in respect of it.

O.4 There is attached to the Disclosure Letter a complete list of all current customers and suppliers of each Company.

O.5 There are appended to the Disclosure Letter copies of all brochures, catalogues and other publicity or advertising material currently used by either Company in the course of its business.

P.      ACCURACY OF INFORMATION

        Particulars contained in Schedules I, II, III, VI, VII, and the replies given to any enquiries made by the Purchasers' Solicitors in respect of either Company or their property, business or affairs are accurate in all material respects and are not materially misleading.

                                   SCHEDULE V

                             THE COMPLETION ACCOUNTS


1. The Purchasers shall use its reasonable endeavours to procure that draft Completion Accounts are drawn up by each of the Companies and delivered, report by the Purchasers' Auditors on the amount of the Completion Net Assets and the Free Cash as derived from such draft Completion Accounts, to the Vendor as soon as practicable after Completion and in any event by not later than 60 days after the Completion Date.

2. The Completion Accounts shall be drawn up in accordance with consistently applied accounting policies and with the following principles:

        (a) under the historic cost accounting convention and in accordance with UK generally accepted accounting principles regarding HCCL and French generally accepted accounting principles regarding HCCFSA; and, subject thereto and without prejudice to this sub-paragraph (a).

        (b) on the same basis and in accordance with consistently applied accounting principles and policies as have been applied in the audited Accounts; and

        (c) following in any event the principles set out in paragraph 3, but so that if the provisions of paragraph 3 and the provisions of this paragraph 2 conflict with each other, the provisions of paragraph 3 shall prevail.

3.1     For the avoidance of doubt, in the Completion Accounts:

        (a) full provision for Corporate tax and deferred tax liabilities (whether of the United Kingdom or France) in accordance with each Company's normal accounting policies consistently applied shall be made on the assumption that an accounting period of that Company ends on the Completion Date;

        (b) the costs of drawing up and reviewing the Completion Accounts shall be excluded;

        (c) other fixed assets shall be included at the value (historic cost less accumulated depreciation) at which they were included in the Accounts (or, if acquired after the Accounting Date, their cost) after charging depreciation on a pro rata basis at the rates used in the Accounts;

        (d) stock shall be determined and valued in accordance with generally accepted UK accounting principles for HCCL and generally accepted French accounting principles for HCCFSA; and

        (e) to the extent that it is not capable of being set off against the liability of the Companies for corporation tax for the current financial year or any previous financial year, full provision shall be made for the advance corporation tax payable on any distribution declared or paid before Completion.

3.2 The quantities, value, description and provisioning of the stock (including the establishment of the cost ad net realisable value of the stock) shall be determined by reference to a stocktaking to be taken on 1 June 1998 in respect of HCCL and 2 June 1998 in respect of HCCFSA at each location where the stock is physically located jointly by a representative appointed by the Vendor and the Purchasers and their auditors; and for the purpose of computing the cost to the Company of any stock:

        (a) any description of stock acquired by the Company at an earlier time shall be treated as being disposed of before any stock of the same description acquired by it at a later time; and

        (b) any stock acquired by the Company from the Vendor or any Member of the Vendor's Group shall be treated as having been so acquired at its market value by way of a bargain made at arm's length; and

        (c) stocks held by third parties shall be confirmed by these parties following a stock take to be held on the same date as above.


4.      For the purposes of this Agreement:

        (a) "Free Cash" means the aggregate of "cash at bank and in hand" for HCCL and of "disponibilites" for HCCFSA; and

        (b) "Completion Net Assets" means the aggregate amount of the total assets less the total liabilities and Free Cash of each Company,

        (adjusted if necessary in accordance with paragraph 3 and converted , where applicable, into Pounds Sterling at the Contract Rate) in each case on the Completion Date and as shown by the Completion Accounts once final and binding between the parties. The Completion Accounts for HCCFSA shall exclude all fiscal provisions ("Provisions Reglementees").

5.1 The Vendor may review, and may instruct the Vendor's Auditors to assist it in reviewing, the draft Completion Accounts and statement of the Completion Net Assets and the Free Cash in order to satisfy itself that the same have been prepared and audited in accordance with the provisions of this Schedule.

5.2 The Purchasers shall, and shall use its reasonable endeavours to procure that the Companies shall, co-operate promptly and diligently, in any such review and shall give to the Vendor and the Vendor's Auditors all such information and explanations as they may reasonably require in relation thereto.

6.1 Unless within 21 days of the receipt of the same (inclusive of the day of receipt) the Vendor gives notice in writing of any respect in which it is not satisfied either that the draft Completion Accounts have been prepared in accordance with the provisions of this Schedule or that the statement of the Completion Net Assets and the Free Cash is correct, the Completion Accounts and the said statement shall be final and binding between the parties (as they shall be if within the period of 21 days the Vendor agrees that it is so satisfied).

6.2 If the Vendor does give notice to Purchasers in writing that it is not so satisfied and if the matter or matters in dispute are not resolved by the parties within 21 days of the Vendor receiving the draft Completion Accounts and statement (inclusive of the day of receipt) the matter shall be referred to an Umpire, who shall act as an expert and not as an arbitrator, and the decision of the Umpire as to any matter so in dispute and as to the proper contents of the Completion Accounts and of the said statement shall be final and binding between the parties. The provisions of paragraphs 8 and 9 of this Schedule shall apply in relation to any reference to such Umpire.

7. The Umpire shall be a Chartered Accountant or firm of Chartered Accountants agreed on by the Vendors and the Purchasers or, if they cannot agree on such within seven days of any party giving notice in writing to the others that it desires an Umpire to be appointed, such Chartered Accountant or firm of Chartered Accountants as may be nominated on the application of any of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

8. The parties hereby agree and undertake that if any disagreement or dispute under this Agreement is referred to the Umpire:

        (a) the parties will each use all reasonable endeavours to co-operate with the Umpire in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

        (b) the Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and

        (c) the fees of the Umpire (and any professional fees incurred by him) shall be borne as to half by the Purchasers and as to half by the Vendor provided that if either party fails to pay its share of any such fee within seven days of the relative invoice being rendered to the parties or either of them the other party shall be entitled to pay the full amount of the fee and thereupon to recover one half thereof from the first-mentioned party as a debt due and payable on demand.

9. Upon the resolution of any dispute concerning the contents of the draft Completion Accounts or the statement of Completion Net Assets and the Free Cash (howsoever resolved) the draft Completion Accounts and the statement shall be amended to accord with the resolution of any such dispute and such Completion Accounts and such statement so amended shall be final and binding between the parties.

10. Subject to the provisions of paragraph 8(c) of this Schedule, each party shall bear its own costs (including, without limitation the fees of the auditors appointed by it) incurred in the preparation of the Completion Accounts and the statement of Completion Net Assets and the Free Cash.

                                   SCHEDULE VI

                           GUARANTEES AND INDEMNITIES

This page has been intentionally left blank.

                                  SCHEDULE VII

                                   COMPETITION

                             PART 1 - INTERPRETATION

1.      In this Schedule:

        "Restricted Business" means the business of manufacturing and selling polystyrene foam packaging products which is on the date of Completion, or was at any time within two years before that date, carried on by either Company.

        "the Restricted Territory" means the United Kingdom, France, Denmark, Finland, Norway and Sweden.

        "Retained Mark" means the trade marks or logograms reproduced in
        Schedule VIII.

                              PART 2 - RESTRICTIONS

2. With respect to the Restricted Business, the Vendor will not and every undertaking which is for the time being its subsidiary undertaking will not:

        (a) for a period of 3 years from the date of Completion within the Restricted Territory directly or indirectly carry on or be engaged or interested in any way in any Restricted Business, except as provided by Part 3 of this Schedule;

        (b) for a period of 3 years from the date of Completion directly or indirectly (whether in conjunction with or on behalf of some other person) solicit or entice, or endeavour to solicit or entice, away from the Company any of its directors or employees other than David Cromes;

        (c) for a period of 3 years from the date of Completion directly or indirectly (whether in conjunction with or on behalf of some other person) solicit, or endeavour to solicit, from any person who at any time within 3 years before the date of Completion was a customer of the Company any business of a nature carried on by the Company at the date of Completion or at any time within 3 years before that date;

        (d) for a period of 3 years from the date of Completion directly or indirectly (whether in conjunction with or on behalf of some other person) endeavour to entice away any person who at any time within 3 years before the date of Completion was a supplier of the Company;

        (e) at any time after Completion disclose or directly or indirectly use, or attempt so to use, for any purpose any information concerning the Company or its business or affairs, except:

                (i)     to the extent required by law or any Competent
                        Authority;

                (ii) to its professional advisers under circumstances or confidentiality and only to the extent necessary for any lawful purpose of the Vendor or any of its subsidiaries; or

                (iii) to the extent that the information is on the date of this Agreement or hereafter becomes public knowledge otherwise than through improper disclosure by any person; or

        (f) at any time after Completion directly or indirectly use, or attempt to use, for any purpose any trade mark or logogram (whether or not forming part of the Intellectual Property) which is identical to or confusingly or deceptively similar to any trade mark or logogram used by the Company at any time within twelve months before the date of Completion. Provided that this paragraph 2(f) shall not apply to the Retained Marks.

3. The Vendor will and every undertaking which is for the time being its subsidiary undertaking will take all such steps as shall from time to time be necessary to ensure compliance with paragraph 2 by its and their respective employees and agents.

                               PART 3 - EXEMPTION

4. Nothing contained in Part 2 of this Schedule shall prevent the Vendor or any of its subsidiary undertakings from:

        (a) owning or acquiring for the purposes of investment not more than 5 per cent of any class of shares or other securities of any undertaking listed on a recognised stock exchange; or

        (b) acquiring and retaining any business or the shares or other securities of any undertaking if:

                (i) not more than a minor part of that business or that undertaking's business is a Restricted Business; and

                (ii) the sole or principal reason for doing so is not the acquisition of an interest in a Restricted Business in question,

                Provided that, if it acquires control of any such business during the period of three years following the Completion Date and such part of that business as is a Restricted Business has an annual turnover in excess of [pound sterling] 5,000,000 (as evidenced by the last audited accounts of each relevant undertaking), the Vendor shall be obliged (but only during such period of three years) to use its reasonable endeavours to sell such part of that business as is Restricted Business to a third party purchaser within a reasonable time following the Vendor's acquisition of the same (such sale to be on terms reasonably acceptable to the Vendor)

        (c) conducting business other than Restricted Business with past, present or future customers or suppliers of either Company.

                                  SCHEDULE VIII
                                 HUNTSMAN LOGOS













                                 [Huntsman logo]








                            [Huntsman Packaging logo]

Signed by Ronald G. Moffitt                                     )
for and on behalf of                                            )   /s/ Ronald G. Moffitt
Huntsman Container Corporation International                    )
in the presence of: J.T. Harry                                  )
    65 Holborn Viaduct
    London, Solicitor

Signed by Ronald G. Moffitt                                     )
for and on behalf of                                            )   /s/ Ronald G. Moffitt
Huntsman Packaging Corporation                                  )
in the presence of J.T. Harry                                   )
               (as above)


Signed by                                                       )
for and on behalf of                                            )   /s/
Polarcup Limited                                                )
in the presence of:                                             )



Signed by                                                       )
for and on behalf of                                            )   /s/
Huhtamaki Holdings France Sarl                                  )
in the presence of:                                             )